Exhibit 8.1

[Letterhead of Barack Ferrazzano Kirschbaum & Nagelberg LLP]

January 6, 2010

Pacific Office Properties Trust, Inc.
233 Wilshire Boulevard
Suite 310
Santa Monica, California 90401

Re:	Pacific Office Properties Trust, Inc.

Ladies and Gentlemen:

We have acted as tax counsel to Pacific Office Properties Trust, Inc., a Maryland corporation (the “Company”), in connection with its offering and selling of up to $400,000,000 in shares of Senior Common Stock (“Senior Common Stock”), which includes up to $50,000,000 in shares of Senior Common Stock to be issued pursuant to a dividend reinvestment plan, at an initial price of $10.00 per share as contemplated by the (i) registration statement on Form S-11 initially filed with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Act”), by the Company on February 6, 2009, as subsequently amended on June 10, 2009 and January 6, 2010, and the prospectus included therein (collectively, the “Registration Statement”).  Certain capitalized terms used herein without definition are as defined in the Registration Statement.

You have requested our opinion regarding certain U.S. federal income tax considerations relating to the Company’s qualification as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).  In rendering this opinion, we have examined and relied upon the descriptions of the Company, Pacific Office Properties, L.P. (the “Operating Partnership”), and their subsidiaries, and their respective investments, as well as proposed investments, activities, operations, and governance, as set forth in the Registration Statement.  We have reviewed originals or copies, certified or otherwise identified to our satisfaction, of such documents, agreements, and information as we have deemed necessary for purposes of rendering the opinion contained herein.  For purposes of such examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, the legal capacity of natural persons executing such documents, and the genuineness of all signatures on originals or copies.

The opinion set forth herein is premised on certain factual representations made by the Company, the Operating Partnership, and their subsidiaries through a certificate of an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”) and is also premised on an assumption that if the Company ultimately were found not to have satisfied certain asset composition requirements under the Code as a result of certain investments made in money market funds and local government securities, such failures were due to reasonable cause and not due to willful neglect. We have further relied on and assumed the truth and correctness of the representations made by each Excepted Holder in a certificate to the Company (the “Excepted Holder Certificates”), and we have also, with your consent, relied on and assumed the correctness of the independent valuation opinion obtained by the Company as to the fair market value of the Proportionate Voting Preferred Stock for purposes of the REIT closely held test.

In our capacity as tax counsel to the Company, we have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of our opinion below. For purposes of our opinion, we have not made an independent investigation or audit of the facts set forth in any of the documents, including, without limitation, the Officer's Certificate, the Excepted Holder Certificates, or the independent valuation opinion with respect to the Proportionate Voting Preferred Stock.  We have relied completely upon the Company’s representations that the information presented in such documents accurately reflects all material facts.  In the course of our representation of the Company, we have not been made aware of any facts inconsistent with such factual representations.

Our opinion is based upon the current provisions of the Code, Treasury Regulations promulgated thereunder, current administrative rulings, judicial decisions, and other applicable authorities, all as in effect on the date hereof.  All of the foregoing authorities are subject to change or new interpretation, both prospectively and retroactively, and such changes or interpretation, as well as changes in the facts as they have been represented to us or assumed by us, could affect our opinion.  Our opinion is rendered only as of the date hereof and we undertake no responsibility to update this opinion after this date.  Our opinion does not foreclose the possibility of a contrary determination by the Internal Revenue Service (the “IRS”) or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

Based on the foregoing, and subject to the limitations, qualifications and exceptions set forth herein, we are of the opinion that:

1.           The Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for all of its taxable years ended on or after December 31, 2002, and the Company’s proposed method of operation (as represented by the Company in the Officer’s Certificate) will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code; and

2.           The discussion in the Registration Statement under the heading “Certain Federal Income Tax Considerations,” to the extent it purports to summarize certain provisions of the statutes or regulations referred to therein, is accurate in all material respects.

The Company’s qualification and taxation as a REIT depend upon the Company’s ability to meet on a continuing basis, through actual annual operating and other results, the various requirements under the Code and described in the Registration Statement with regard to, among other things, the sources of its gross income, the composition of its assets, the level of its distributions to stockholders, and the diversity of its stock ownership.  Barack Ferrazzano Kirschbaum & Nagelberg LLP undertakes no responsibility to, and will not, review the Company’s compliance with these requirements on a continuing basis.  Accordingly, no assurance can be given that the actual results of the Company’s operations for any particular taxable year will satisfy the requirements under the Code for qualification and taxation of the Company as a REIT.

Other than as expressly stated above, we express no opinion on any issue relating to the Company, the Operating Partnership, or any of their subsidiaries or any investment therein.

This opinion is being delivered to you solely for use in connection with the Registration Statement as of the date hereof.  This opinion is solely for the benefit of the above-named addressee and may not be relied upon by any other person in any manner whatsoever without our prior written permission.  Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the use of our firm name in the Registration Statement under the captions “Certain Federal Income Tax Considerations” and “Legal Matters.”  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC.

Very truly yours,

/s/ Barack Ferrazzano Kirschbaum & Nagelberg LLP